                                                                  Exhibit (a)(2)

                                [LOGO] Captaris

                      Stock Option Exchange Election Form
                      -----------------------------------

     I, ______________, have received the offer to exchange dated June 12, 2001 (which, together with this Election Form and any amendments or supplements to the offer to exchange, collectively constitute the "offer") provided by Captaris Inc. ("Captaris") describing the stock option exchange program under which U.S. employees of Captaris (except certain of our employees who, as of April 18, 2001, were former officers of Captaris are not eligible to participate in this offer) holding options to purchase Captaris common stock under the Captaris, Inc. 1989 Restated Stock Option Plan (the "1989 Plan") with an exercise price greater than $10.00 per share may tender all or none of such options for cancellation in exchange for new options to be granted under the Captaris, Inc. 2000 Non-Officer Employee Stock Compensation Plan (the "NOE Plan" and together with the 1989 Plan the "Stock Plans") or, if I am an officer of Captaris and therefore not eligible to receive options under the NOE Plan, under the 1989 Plan on the date Captaris cancels the options accepted for exchange.

     Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver this Election Form or a facsimile thereof to Jeffrey
B. deCillia, Executive Vice President, Chief Financial Officer and Secretary, Captaris, Inc. 11410 N.E. 122/nd/ Way, Kirkland, Washington 98034, (facsimile:
(206) 814-4802), before 5 p.m., Pacific Standard Time, on July 10, 2001.

               Please Choose One of the Following Options

     A.  ___   I agree to tender all of my eligible options listed on Attachment
                                 ------
               A held by me under the 1989 Plan for cancellation in exchange for the right to receive a new option under the terms and subject to the conditions of the offer. By choosing this Option B, I agree to cancel all of my eligible options under the 1989 Plan (those
                         ------
               with a per share exercise price greater than $10.00) in exchange for a new option grant pursuant to the offer.

     B.  ___   I do not wish to cancel my eligible options listed on Attachment
               A under the 1989 Plan and I do not elect to participate in the stock option exchange program.


     By checking and initialing next to any of the boxes below, I agree to tender all of my eligible options granted under the 1989 Plan, which are listed on Attachment A, under the terms and subject to the conditions of the offer.

     IMPORTANT: If Option A is selected and you are tendering your option(s) pursuant to the offer, you agree to make the following representations and you must initial each space where indicated below. Failure to do so will result in the return of this Election Form to you and may result in a delay that could prevent you from participating in the program.

               Please Initial Each of the Following Paragraphs
                    and Then Sign This Election Form Below:

     INITIAL:_______. I acknowledge and agree that the determination of whether to tender my eligible options pursuant to the offer requires a subjective determination by me as to the future value of Captaris' common stock and that the future value of Captaris' common stock depends on a number of variables, including future events that involve substantial risks and uncertainties.

     INITIAL:_______. I acknowledge and agree that Captaris has not made any representation or warranty to me whatsoever concerning the future value of its common stock and that no employees or representatives of Captaris are authorized to make, or have made, on behalf of Captaris any representation or any recommendation to me as to whether or not I should tender my options pursuant to the offer. I further acknowledge and agree that Captaris has advised me that if I have any questions regarding the offer or the new options I should contact Jeffrey B. deCillia, Executive Vice President, Chief Financial Officer and Secretary, or Shan Koenig, Vice President of Human Resources, at Captaris and/or review any of the following documents made available to me by Captaris: the Stock Plans, the applicable option letter agreement for my current options, the Tender Offer Statement on Schedule TO, which was filed with the SEC in connection with the offer, and/or any financial documents that Captaris regularly files with the SEC from time to time. Captaris has advised me that neither Captaris nor its board of directors makes any recommendation as to whether or not I should tender my options for exchange and that I must make my own decision whether to tender my options. Captaris also has advised me in the offer to exchange that I should speak with my own tax advisor to determine the tax consequences of the tender of options under the offer and the receipt of a new option, prior to signing this Election Form.

     INITIAL:_______. I acknowledge and agree that I was provided with a copy of the offer to exchange dated June 12, 2001 and that the terms of the offer to exchange and this Election Form constitute the entire agreement between Captaris and me regarding the offer. I further acknowledge that the acceptance by Captaris of my tendered options for exchange will constitute a binding agreement between Captaris and me on the terms and subject to the conditions of the offer.

     INITIAL:_______. I acknowledge that under the terms and subject to the conditions of the offer, Captaris may terminate or amend the offer and postpone its acceptance and cancellation of my options tendered for exchange. In such an event, I understand that my tendered options will remain outstanding in their current form.

     INITIAL:_______. I understand that the new options to be granted in this exchange will not begin vesting until six months after they are granted and that any vesting that has accrued under the eligible options that I am tendering for exchange will not be carried forward into the new options. I acknowledge and agree that if my employment with Captaris terminates for any reason prior to the time the new options vest, I will not be able to exercise my new option. Further, I acknowledge and agree that if I my employment with Captaris terminates at any time after my new option has begun vesting, I will have a limited time in which to exercise that option, based on the terms of the Stock Plan under which that grant is made and the letter agreement between Captaris and me setting forth the terms of the new option.

     INITIAL:_______. I acknowledge and agree that I must be employed by Captaris or one of its subsidiaries on the date Captaris grants me a new option pursuant to the offer, in order to participate in this exchange, and if for any reason I am not an employee at that time, I will not receive the benefit of this offer.

     By signing below, i agree to the terms set forth in this Election Form, including the terms of the offer to exchange.

     STOP:  PLEASE BE SURE YOU HAVE INITIALED ALL THE PARAGRAPHS ABOVE WHERE
     ----
INDICATED.

     IF YOU ARE ACCEPTING THE OFFER, YOUR OPTION LETTER AGREEMENTS WITH RESPECT TO THE ELIGIBLE OPTIONS YOU ARE TENDERING FOR EXCHANGE (OR AN AFFIDAVIT OF LOST OPTION LETTER AGREEMENT) MUST BE SUBMITTED TO CAPTARIS WITH THIS FORM.



__________________________________          ____________________________________
           (Print Name)                     (Print spouse's name, if applicable)




__________________________________          ____________________________________
           (Signature)                      (Spouse's signature, if applicable)



__________________________________          ____________________________________
              (Date)                                       (Date)


   (Please deliver the completed form or a facsimile thereof and, if you are accepting the offer, your
option letter agreements with respect to the eligible options you are tendering for exchange or an affidavit
                      of lost option letter agreement  to
                             Jeffrey B. deCillia,
       Executive Vice President, Chief Financial Officer and Secretary,
                                Captaris Inc.,
               11410 N.E. 122/d/ Way, Kirkland, Washington 98034
               (facsimile:  425-814-4802), no later than 5 p.m.,
                   Pacific Standard Time, on July 10, 2001.)

                                 ATTACHMENT A

                       Option Report for [Option Holder]


                                      A-1